Exhibit 2.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is dated as of September 24, 2019, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Company”), the holders of Company Stock identified on Schedule I to the Agreement (as defined below) (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Company Stockholders (the “Seller Representative”). Buyer, Company and Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Parties previously entered into a Stock Purchase Agreement, dated as of February 22, 2019 (the “Agreement”);

WHEREAS, Section 11.8 of the Agreement provides in relevant part that the Agreement can be amended only by an instrument in writing signed by Buyer, Company, and to the extent such amendment, supplement, or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative; and

WHEREAS, Buyer, Company, Sellers, and Seller Representative have agreed to amend the Agreement as provided herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO AGREEMENT

1.1.    All references in the Agreement and this Amendment to the “Agreement” shall be deemed to mean the Agreement, as amended by this Amendment.

1.2.    Subparagraph (b) of “Section 10.2 Unilateral Termination” of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 11:59 p.m. in San Francisco, California on December 12, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b)) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in Closing not having occurred on or before such date.

ARTICLE II

MISCELLANEOUS

2.1.    Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.2.    Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

2.3.    Governing Law; Jurisdiction; Waiver of Jury Trial

(a) This Amendment and any claim, cause of action (in law or equity), controversy or dispute arising out of or related to this Amendment, any of the Transactions, the relationship of the Parties, and/or the interpretation, performance and enforcement of the rights and duties of the Parties, whether arising in contract, tort, statutory or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), in each case without giving effect to any conflicts-of-law or other principle that might require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, or if jurisdiction is not proper in such court, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first above written.

BUYER: GIGCAPITAL, INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman & Chief Executive Officer

COMPANY: KALEYRA S.P.A.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

SELLER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:	Kimberly Angilly
Title:	Director

SELLERS: ESSE EFFE S.P.A.

By:	/s/ Simone Fubini
Name:	Simone Fubini
Title:	Presidente del consiglio di amministruzie Chairman of the Board

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

MAYA INVESTMENTS LIMITED

By:	/s/ Eugenia Rotaru
Name:	Eugenia Rotaru
Title:	Director

IPAI TERRY HSIAO

By:
Name:	Ipai Terry Hsiao

GIACOMO DALL’AGLIO

By:	/s/ Giacomo Dall’Aglio
Name:	Giacomo Dall’Aglio

ALEX MILANI

By:	/s/ Alex Milani
Name:	Alex Milani

LUCA GIARDINA PAPA

By:	/s/ Luca Giardina Papa
Name:	Luca Giardina Papa

HONG KONG PERMANENT SHINE LIMITED

By:
Name:	Chi Sing Ho
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

FILIPPO MONASTRA

By:	/s/ Filippo Monastra
Name:	Filippo Monastra

MATTEO CASTELUCCI

By:	/s/ Matteo Castelucci
Name:	Matteo Castelucci

KIRK TSAI

By:
Name:	Kirk Tsai

JUSTYNA MIZIOLEK

By:	/s/ Justyna Miziolek
Name:	Justyna Miziolek

ERJON METKO

By:	/s/ Erjon Metko
Name:	Erjon Metko

CLAUDIO IPPOLITO

By:	/s/ Claudio Ippolito
Name:	Claudio Ippolito

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

ANDREA RICCARDI

By:	/s/ Andrea Riccardi
Name:	Andrea Riccardi

FRANCESCO VIZZONE

By:	/s/ Francesco Vizzone
Name:	Francesco Vizzone

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]